Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated August 14, 2025 relating to the Class A Ordinary Shares, par value US$0.0001, of Chagee Holdings Limited shall be filed on behalf of the undersigned.

COATUE MANAGEMENT, L.L.C. By: /s/ Philippe Laffont
Name: Philippe Laffont
Title: Authorized Signatory

PHILIPPE LAFFONT By: /s/ Philippe Laffont

COATUE GROWTH FUND V LP By: Coatue Growth Fund V GP LP, its general partner By: Coatue Growth Fund V GP Manager LLC, the general partner of Coatue Growth Fund V GP LP By: /s/ Philippe Laffont
Name: Philippe Laffont
Title: Managing Member